Term Sheet to Product Supplement No. 1-II Registration Statement No. 333-177923 Dated June 28, 2013; Rule 433

Callable Range Accrual Notes linked to the 6-Month USD LIBOR and the S&P 500® Index due July 10, 2028

General

The notes are senior unsecured obligations of JPMorgan Chase & Co. and are designed for investors who seek variable interest payments depending on the performance of both the 6-Month USD LIBOR and the S&P 500® Index, while seeking payment of their principal in full at maturity. With respect to each Interest Period, interest will accrue daily a rate equal to the Interest Factor of 7.00% per annum only if the Accrual Provision is satisfied on each day during the Interest Period. For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which both (a) the 6-Month USD LIBOR as of the applicable Accrual Determination Date is less than or equal to 6.00% and greater than or equal to 0.00% and (b) the Index Level of the S&P 500® Index as of the applicable Accrual Determination Date is greater than or equal to the Index Strike of between 1,180 and 1,250. The actual Index Strike will be determined on the Pricing Date and will not be less than 1,180 or greater than 1,250. During the Exclusion Period, which is the period commencing on the seventh (7th) Business Day prior to but excluding each Interest Payment Date, the 6-Month USD LIBOR and Index Level observed on the first Trading Day preceding the Exclusion Period will be applied for each calendar day during the Exclusion Period, regardless of the 6-Month USD LIBOR and Index Level during such time. The Issuer may, in its sole discretion, elect to redeem the notes in whole, but not in part, at a redemption price equal to the outstanding principal amount plus any accrued but unpaid interest thereon to but excluding the date of redemption, on any Interest Payment Date scheduled to occur on or after July 10, 2018, by giving at least five (5) Business Days prior written notice.

You will not earn interest for any day on which 6-Month USD LIBOR is greater than 6% or less than 0% or the closing level of the Index is below the Index Strike. Accordingly, the actual interest payable on your notes for any given Interest Period may be zero, and your return for any Interest Period or over the life of the notes could be significantly less than the Interest Factor of 7.00% or the return on a comparable debt instrument and may even be zero. JPMorgan Chase & Co. will only repay the principal amount of your notes at maturity or upon an earlier redemption. The “Protection” logo set forth above refers to certain structured product categorizations of UBS Financial Services Inc. See “Supplemental Information on Structured Product Categorizations” in this term sheet. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co. If JPMorgan Chase & Co. were to default on its payment obligations, you may not receive any amounts due under the notes and could lose your entire investment.

The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1-II, will supersede the terms set forth in product supplement no. 1-II. In particular, whether the Accrual Provision is satisfied will depend on the 6-Month USD LIBOR and the Index Level on the applicable Accrual Determination Date (rather than the 6-Month USD LIBOR on a LIBOR Determination Date and the Index Level on an Equity Index Determination Date as described in product supplement 1-II), as set forth below, and interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or Redemption Date. Please refer to “Key Terms — Accrual Provision,” “Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Quarterly Interest Payments” in this term sheet for more information.

Features

☐

Variable Quarterly Interest Payments: The notes offer variable quarterly interest payments at the applicable Interest Rate, which will be between 0% and 7% per annum (between 0% and approximately 1.75% payable each quarter). Interest will accrue daily at a rate per annum equal to the product of (a) the Interest Factor of 7.00% per annum and (b) (i) the Variable Days divided by (ii) the Actual Days (as described herein). Interest, if any, will be payable quarterly in arrears on the 10th calendar day of January, April, July and October of each year (each such date, an “Interest Payment Date”), commencing October 10, 2013, to and including the Interest Payment Date corresponding to the Maturity Date. Interest will not accrue for any day on which the Accrual Provision is not met.

☐

Redemption Feature: At our option, we may redeem the notes, in whole but not in part, on any of the specified Redemption Dates by providing at least five (5) business days’ notice. If the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed plus any accrued and unpaid interest on such note.

☐

Payment of Principal at Maturity (if not previously redeemed): We will pay you at least 100% of the principal amount of your notes if you hold the notes to maturity or upon redemption, regardless of whether the Accrual Provision is satisfied for any calendar day of any Interest Period. Any payment on the notes is subject to the creditworthiness of JPMorgan Chase & Co.

Key Dates1

Pricing Date:[2]	July 3, 2013
Issue Date:[2]	July 10, 2013
Interest Payment Dates:[2]	Quarterly (see page TS-4)
Maturity Date:[2]	July 10, 2028

[1]	Expected.
[2]	Subject to the Business Day Convention (see page TS-5)

NOTICE TO INVESTORS: THE ISSUER WILL NOT PAY A FIXED RATE OF INCOME ON THE NOTES AND MAY PAY NO INTEREST AT ALL. THE ISSUER WILL ONLY REPAY YOUR PRINCIPAL AMOUNT AT MATURITY OR UPON AN EARLIER REDEMPTION. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES IF THE ISSUER BECOMES UNABLE TO MEET ITS PAYMENT OBLIGATIONS WHEN DUE. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SELECTED RISK CONSIDERATIONS” BEGINNING ON PAGE TS-6 OF THIS TERM SHEET BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

Note Offering

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. 1-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 1-II, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Callable Range Accrual Notes linked to the 6-Month
USD LIBOR and the S&P 500® Index due July 10, 2028		$1,000		$		$

(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 1-II.

If the notes priced today and assuming an Index Strike in the middle of the applicable range listed above, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $920.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, underlying supplement no. 1-I, product supplement no. 1-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1-II dated April 5, 2013 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1-II and the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 1-II dated April 5, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213003066/e53030_424b2.pdf
t	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

2

Selected Purchase Considerations

t	PRESERVATION OF CAPITAL AT MATURITY OR UPON REDEMPTION — We will pay you at least 100% of the principal amount of your notes if you hold the notes to maturity or upon redemption, regardless of whether the Accrual Provision is satisfied for any calendar day of any Interest Period. Because the notes are our senior unsecured obligations, payment of any amount at maturity or upon redemption is subject to our ability to pay our obligations as they become due.
t	QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments at the applicable Interest Rate. Interest will accrue daily at a rate per annum equal to the product of (a) the Interest Factor of 7.00% per annum and (b) (i) the Variable Days divided by (ii) the Actual Days, subject to the Exclusion Period. Interest will not accrue for any day on which the Accrual Provision is not met. Interest, if any, will be payable quarterly in arrears on the 10th calendar day of January, April, July and October of each year (each such date, an “Interest Payment Date”), commencing October 10, 2013, to and including the Interest Payment Date corresponding to the Maturity Date, to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Interest payments will be subject to the Business Day Convention and the Accrual Period Convention as set forth in this term sheet.
t	POTENTIAL QUARTERLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on the 10th calendar day of January, April, July and October of each year (each such date, a “Redemption Date”), commencing July 10, 2018 for a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date.
t	THE S&P 500® Index — The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.
t	TREATED AS VARIABLE RATE DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-II. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the issue date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Treated As Variable Rate Debt Instruments”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

3

Indicative Terms

Issuer:	JPMorgan Chase & Co.
Minimum Denominations:	Minimum denominations of $1,000 and integral multiples thereof
Pricing Date:	July 3, 2013; subject to the Business Day Convention
Issue Date:	July 10, 2013; subject to the Business Day Convention
Maturity Date:	July 10, 2028; subject to the Business Day Convention
Payment at	If the notes have not been redeemed, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus any
Maturity:	accrued and unpaid interest.
Redemption	At our option, we may redeem the notes, in whole but not in part, on the 10th calendar day of January, April, July and October of each year,
Feature:	commencing July 10, 2018 (each, a “Redemption Date”) by providing at least 5 business days’ notice; subject to the Business Day Convention and the Accrual Period Convention set forth below and in the accompanying product supplement. If the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date. No further amounts will be paid after an early redemption.
Interest:	With respect to each Interest Period, for each $1,000 principal amount note, the interest payment will be calculated as follows:
$1,000 × Interest Rate × Day Count Fraction
Interest Rate:	With respect to each Interest Period, a rate per annum, calculated as follows:
Variable Days
Interest Factor × ——————— , where
Actual Days
“Variable Days” is the actual number of calendar days during such Interest Period on which the Accrual Provision is satisfied, and “Actual Days”
means, with respect to each Interest Payment Date, the actual number of calendar days in the Interest Period.
The Interest Rate may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied and may be zero.

Interest	7.00% per annum. The notes may not bear the Interest Rate associated with the Interest Factor. The applicable Interest Rate will depend on the
Factor:	number of calendar days during any given Interest Period on which the Accrual Provision is satisfied.
Interest	The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date and each successive
Period:	period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date
Interest Payment Dates:	Interest on the notes will be payable quarterly in arrears on the 10th calendar day of January, April, July and October of each year (each such date, an “Interest Payment Date”), commencing October 10, 2013 up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes have been redeemed, the applicable Redemption Date. See “Selected Purchase Considerations — Quarterly Interest Payments” in this term sheet for more information.
Accrual	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which
Provision:	both (a) the 6-Month USD LIBOR, as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to 6.00%
and greater than or equal to 0.00% and (b) the Index Level, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Index Strike. If the 6-Month USD LIBOR determined on any Accrual Determination Date relating to a calendar day is greater than 6.00% or less than 0.00% and/or the Index Level as determined on the Accrual Determination Date relating to such calendar day is less than the Index Strike, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Whether the Accrual Provision has been satisfied is also subject to the Exclusion Period described below.
Index Strike:	Expected to be between 1,180 and 1,250. The actual Index Strike will be determined on the Pricing Date and will not be less than 1,180 or greater than 1,250.
6-Month USD LIBOR:	For each Accrual Determination Date, the 6-Month USD LIBOR refers to the London Interbank Offered Rate for deposits in U.S. dollars with a
Designated Maturity of six months that appears on Reuters page “LIBOR01” under the heading “6Mo” (or any successor page) at approximately
11:00 a.m., London time, on such Accrual Determination Date, as determined by the calculation agent. If on such Accrual Determination Date, the
6-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine the 6-Month USD LIBOR in accordance with the procedures set forth in the accompanying product supplement no. 1-II under
“Description of Notes — Interest — The Underlying Rates— LIBOR Rate.”
Index Level:	On any Trading Day, the official closing level of the S&P 500® Index (the “Index”) published following the regular official weekday close of trading for the S&P 500® Index on Bloomberg Professional® Service page “SPX Index HP” on such Trading Day. If a market disruption event exists with respect to the S&P 500® Index on any Accrual Determination Date, the Index Level on the immediately preceding Accrual Determination Date for which no market disruption event occurs or is continuing will be the Index Level for such disrupted Accrual Determination Date (and will also be the
Index Level for the originally scheduled Accrual Determination Date). In certain circumstances, the Index Level will be based on the alternative calculation of the S&P 500® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of
Calculation” in the accompanying product supplement no. 1-II.
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. If on the Trading Day that precedes the Exclusion Period, either the 6-Month USD LIBOR is greater than 6.00% or less than 0.00% and/or the Index Level is less than the
Index Strike, then the Accrual Provision shall be deemed not to have been satisfied for each such calendar day in the Exclusion Period.
Exclusion Period:	The period commencing on the seventh Business Day prior to but excluding each Interest Payment Date.
Trading Day:	A day, as determined by the calculation agent, on which (a) trading is generally conducted on (i) the relevant exchanges for securities underlying the
S&P 500® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the S&P 500®
Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time, and (b) commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in
London.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Business Day Convention:	Following
Accrual Period Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP/ISIN:	48126D5L9 / US48126D5L93

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES MAY PAY LITTLE OR NO INTEREST OVER THEIR 15 YEAR TERM. IF YOU HOLD THE NOTES TO MATURITY, JPMORGAN CHASE & CO. WILL PAY YOU YOUR PRINCIPAL, SUBJECT TO ITS CREDITWORTHINESS. THE NOTES ARE NOT, EITHER DIRECTLY OR INDIRECTLY, AN OBLIGATION OF ANY THIRD PARTY, AND ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE & CO. IF JPMORGAN CHASE & CO. WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods. For purposes of the following examples, we have assumed that there are 90 days in the applicable Interest Period, that the 6-Month USD LIBOR is less than or equal to 6.00% and greater than or equal to 0.00% and that the Index Strike is 1,250. The hypothetical 6-Month USD LIBOR, Index Levels and Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual 6-Month USD LIBOR, Index Levels or Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The 6-Month USD LIBOR is less than or equal to 6.00% and greater than or equal to 0.00% and the Index Level is greater than or equal to the Index Strike on 70 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 70 calendar days and the Interest Factor is 7.00% per annum, the Interest Rate for the Interest Period is 5.44% per annum, calculated as follows:

7.00% × (70 / 90) = 5.44% per annum

Example 2: The 6-Month USD LIBOR is less than or equal to 6.00% and greater than or equal to 0.00% and the Index Level is greater than or equal to the Index Strike on 50 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 50 calendar days and the Interest Factor is 7.00% per annum, the Interest Rate for the Interest Period is 3.89% per annum, calculated as follows:

7.00% × (50 / 90) = 3.89% per annum

Example 3: The 6-Month USD LIBOR is less than or equal to 6.00% and greater than or equal to 0.00% and the Index Level is greater than or equal to the Index Strike on 90 calendar days during the Interest Period. Because the Accrual Provision is satisfied for all 90 calendar days and the Interest Factor is 7.00% per annum, the Interest Rate for the Interest Period is 7.00% per annum, calculated as follows:

7.00% × (90 / 90) = 7.00% per annum

Example 4: The 6-Month USD LIBOR is less than or equal to 6.00% and greater than or equal to 0.00% on 90 calendar days during an Interest Period, but the Index Level is less than the Index Strike on each calendar day during such Interest Period.

Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate for the Interest Period is 0.00% per annum.

Fluctuations in the 6-Month USD LIBOR and Index Level make the applicable Interest Rate per annum for any Interest Period difficult to predict. As a result, your interest payments on the notes may be lower than anticipated and may even be zero for one of more of the Interest Periods. In addition, if on the Trading Day prior to the Exclusion Period, either the 6-Month USD LIBOR is greater than 6.00% or less than 0.00% and/or the Index Level is less than the Index Strike, then the Accrual Provision shall be deemed not to have been satisfied for each calendar day in the Exclusion Period and no interest will accrue for any calendar day during the Exclusion Period, even if on any calendar day during the Exclusion Period both the the 6-Month USD LIBOR is less than or equal to 6.00% and greater than or equal to 0.00% and the Index Level is greater than or equal to the Index Strike.

5

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1-II dated April 5, 2013 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

t	THE NOTES ARE NOT ORDINARY DEBT SECURITIES; THE INTEREST RATE ON THE NOTES IS NOT FIXED BUT IS VARIABLE — The rate of interest paid by us on the notes for each Interest Period is not fixed, but will vary depending on whether the Accrual Provision is satisfied, and whether such Accrual Provision is satisfied will depend on the daily fluctuations in the 6-Month USD LIBOR and the Index Level. Consequently, the return on the notes may be less than those otherwise payable on debt issued by us with similar maturities. Although the variable interest rate on the notes is determined, in part, by reference to the 6-Month USD LIBOR and the Index Level, the notes do not actually pay interest at the 6-Month USD LIBOR nor do they track the Index Level. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.
t	THE INTEREST RATE ON THE NOTES IS LIMITED BY THE INTEREST FACTOR — The Interest Rate for each Interest Period will be limited by the Interest Factor of 7.00% per annum. Interest will accrue at a rate per annum equal to the product of (a) the Interest Factor per annum and (b) (i) the Variable Days divided by (ii) the Actual Days. As a result, the Interest Rate for any Interest Period will never exceed the Interest Factor for each Interest Period.
t	THE INTEREST RATE ON THE NOTES IS BASED ON AN ACCRUAL PROVISION LINKED TO THE 6-MONTH USD LIBOR AND THE INDEX LEVEL, WHICH MAY RESULT IN AN INTEREST RATE OF ZERO — Although the maximum rate is equal to the Interest Factor for each Interest Period, for every calendar day during any Interest Period on which the Accrual Provision is not satisfied, the Interest Rate for that Interest Period will be reduced. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any calendar day. The amount of interest you accrue on the notes in any Interest Period may decrease even if the 6-Month USD LIBOR decreases or the Index Level increases. If the Accrual Provision is not satisfied for an entire Interest Period, the Interest Rate for such period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
t	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
t	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the S&P 500® Index and one of the contributing banks that report interbank offered rates to the British Bankers’ Association in connection with the setting of USD LIBOR rates. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the S&P 500® Index, the level of 6-month USD LIBOR and the value of the notes.
t	THE REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — We may redeem the notes, in whole, but not in part, at our sole discretion on any Redemption Date beginning July 10, 2018, by providing five Business Days prior written notice. If we redeem the notes, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Redemption Date. In addition, it is more likely that we will redeem the notes prior to maturity to the extent that the interest payable on the notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, terms and credit rating trading in the market.
t	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
t	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Additional Information About the Notes — JPMS’s Estimated Value of the Notes” in this document.
t	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate
6

movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Additional Information About the Notes — JPMS’s Estimated Value of the Notes” in this document.

t

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Additional Information About the Notes — JPMS’s Estimated Value of the Notes” in this document.

t

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information About the Notes — Secondary Market Prices of the Notes” in this document for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

t	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Secondary trading may be limited” below.
t	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the index and the 6-Month USD LIBOR, including:
t	any actual or potential change in our creditworthiness or credit spreads,
t	customary bid-ask spreads for similarly sized trades,
t	secondary market credit spreads for structured debt issuances,
t	the actual and expected volatility of the index and the 6-month USD LIBOR,
t	the dividend rates on the equity securities included in the index,
t	interest and yield rates in the market,
t	time remaining until the notes mature, and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market

t

THE EXCLUSION PERIOD MAY ADVERSELY IMPACT INTEREST ACCRUED ON THE NOTES — For any Interest Period, (A) the 6-Month USD LIBOR for any day from and including the seventh Business Day prior to but excluding the related Interest Payment Date (i.e., the beginning of the Exclusion Period) will equal the 6-Month USD LIBOR observed on the first Trading Day preceding the Exclusion Period and (B) the S&P 500® Index Level for any day from and including the seventh Business Day prior to but excluding the related Interest Payment Date (i.e., the beginning of the Exclusion Period) will equal the S&P 500® Index Level observed on the first Trading Day preceding the Exclusion Period. Therefore, if the 6-Month USD LIBOR on the Trading Day prior to the Exclusion Period is greater than 6.00% or less than 0.00% or the S&P 500® Index Level is less than the Index Strike, no interest will accrue for any day during the Exclusion Period, even if the Accrual Provision would otherwise have been met on any calendar day during the Exclusion Period.

t

THESE NOTES MAY BE RISKIER THAN NOTES WITH A SHORTER TERM — By purchasing a note with a longer term, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter term. Specifically, you may be negatively affected if certain interest rate scenarios occur. Generally, if the prevailing interest rate begins to rise, the market value of your notes may decline because the yield to maturity on the notes may be less than the interest rate on a note issued at such time. For example, if the yield to maturity on the notes at such time was 7.00% per annum, but a debt security issued in the then current market could yield an interest rate of 8.00% per annum, your note may be less valuable if you tried to sell your note in the secondary market.

7

t	THE 6-MONTH USD LIBOR AND THE INDEX MAY BE VOLATILE — The 6-Month USD LIBOR is subject to volatility due to a variety of factors affecting interest rates generally and the rates of U.S. Treasury securities specifically, including:
t	sentiment regarding underlying strength in the U.S. and global economies;
t	expectation regarding the level of price inflation;
t	sentiment regarding credit quality in U.S. and global credit markets;
t	central bank policy regarding interest rates; and
t	performance of capital markets.

Increases in the 6-Month USD LIBOR or decreases in the Index Level could result in the Accrual Provision not being satisfied and thus in the reduction of interest payable on the notes.

t	THE METHOD OF DETERMINING THE INTEREST RATE FOR ANY INTEREST PERIOD MAY NOT DIRECTLY CORRELATE WITH ACTUAL LEVELS OF THE APPLICABLE 6-MONTH USD LIBOR OR THE INDEX LEVEL — The determination of the Interest Rate payable for any Interest Period will be based, in part, on the 6-Month USD LIBOR and the Index Level, but it will not directly correlate with actual levels of the underlying 6-Month USD LIBOR or the Index Level. We will use the 6-Month USD LIBOR and Index Level on each Accrual Determination Date to determine whether the Accrual Provision is satisfied for any calendar day in the applicable Interest Period.
t	WHETHER A CALENDAR DAY IS AN ACCRUAL DETERMINATION DATE WILL DEPEND ON A NUMBER OF FACTORS, WHICH MAY RESULT IN AN INTEREST RATE OF ZERO — The amount of interest, if any, payable on the notes will depend on a number of factors that can affect the 6-Month USD LIBOR and the Index Level including, but not limited to:
t	changes in, or perceptions about, future 6-Month USD LIBOR and index closing values;
t	general economic conditions;
t	prevailing interest rates;
t	the dividend rates on the equity securities underlying the S&P 500® Index; and
t	the policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the amount of interest, if any, payable on the notes. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

t	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the S&P 500® Index would have.
t	SECONDARY TRADING MAY BE LIMITED — The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.
t	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES — Any such research, opinions, or recommendations could affect the market value of the notes. JPMS and its affiliates publish research from time to time on movements in interest rates, the financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.
t	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —. The final terms of the notes will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.
t	TAX DISCLOSURE — The information under “Treated As Variable Rate Debt Instruments” in this term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Treated As Variable Rate Debt Instruments “ in a supplement to this term sheet on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of Notes.
8

Historical Information

The graph below sets forth the weekly historical performance of 6-Month USD LIBOR for the period from January 4, 2008 through June 21, 2013. The 6-Month USD LIBOR on June 25, 2013 was 0.4474%.

We obtained the 6-Month USD LIBOR used to construct the graph below from Bloomberg Financial Markets. We have not confirmed any or conducted any independent due diligence of the information obtained from Bloomberg Financial Markets.

The historical levels of the LIBOR should not be taken as an indication of future performance, and no assurance can be given as to the 6-Month USD LIBOR on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the 6-Month USD LIBOR will result in any positive interest payments.

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 4, 2008 through June 21, 2013. The Index closing level on June 25, 2013 was 1,588.03.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We have not confirmed any or conducted any independent due diligence of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments.

9

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this term sheet and “Use of Proceeds and Hedging” beginning on page PS-26 of the accompanying product supplement no. 1-II.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date set forth on the front cover of this term sheet, which will be the fourth business day following the expected Pricing Date of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the Pricing Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.”

JPMS’s estimated value of the notes will be lower than the issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Risk Factors — JPMS’s estimated value of the notes will be lower than the issue price (price to public) of the notes” in this document.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Secondary market prices of the notes will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the notes for a limited time period.”

10

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples of Calculation of the Interest Rate on the notes for an Interest Period” in this term sheet for an illustration of the risk-return profile associated with the interest payments payable in respect of the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable notes, plus the estimated cost of hedging our obligations under the applicable notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement no. 1-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Supplemental Information on Structured Products Categorizations

To help investors identify appropriate investment products (“structured products”), UBS Financial Services Inc. organizes structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. UBS Financial Services Inc. classifies these notes as a Protection Strategy for this purpose. The descriptions below are intended to describe generally the four categories of structured products and the types of principal repayment features that may be offered on those products.

Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co. If JPMorgan Chase & Co. were to default on its payment obligations, you may not receive any amounts due under the notes and could lose your entire investment.

t	Protection Strategies are structured to compliment and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.
t	Optimization Strategies are structured to provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
t	Performance Strategies are structured to provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
t	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are generally designed for investors with high risk tolerances.

In order to benefit from any type of limited market exposure, investors must hold the security to maturity. Classification of structured products into categories is not intended to guarantee particular results or performance.

11